EXHIBIT 10.23(a)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made on January 10, 2006 by and between Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum” or the “Company”) and William Brian Olson (“Employee”). Capitalized terms not otherwise defined in the body of this Agreement shall have the meanings specified in Section 5 hereof.

RECITALS

WHEREAS, Employer desires to employ Employee in accordance with the terms and conditions of this Agreement and Employee desires to be so employed by Employer.

WHEREAS, by executing this Agreement, the parties desire to terminate that certain Employment Agreement by and between the Company and Employee dated May 1, 2005.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

SECTION 1. EMPLOYMENT.

The Company hereby employs Employee as Chief Financial Officer for the Company. Employee hereby accepts employment under this Agreement and agrees to devote his best effort and substantially full time, attention and energy to the Company’s business. Employee’s duties shall include all of the duties, including reasonable business-related travel, normally associated with the position named above, and shall include such other activities, responsibilities and duties that are consistent with such position as may be reasonably assigned from time to time by the Board of Directors or the CEO. The Company, through the Board of Directors and the CEO, shall retain full direction and control of the manner, means and methods by which Employee performs the services for which he is employed hereunder.

SECTION 2 COMPENSATION.

2.1 BASE SALARY. During the Term, Quantum will pay Employee a base salary of Four Hundred Fifty Thousand dollars ($450,000) per year. The CEO shall review this base salary at least annually, and the Compensation Committee shall review and approve any recommended increases. Said salary, including any increases, shall be paid to Employee in accordance with Quantum’s normal payroll policies as in effect from time to time.

2.2 INCENTIVE COMPENSATION. During the Term, Employee shall be eligible for: (a) participation in any executive cash bonus plan adopted by the Company, which shall be payable based on achievement of corporate and individual performance objectives to be determined by the CEO and approved by the Compensation Committee, and which shall be paid within one hundred (100) days following the end of the Fiscal Year, and shall be pro rated on a daily basis for any period of the Term which does not include all of a Fiscal Year; and (b) awards under the Company’s long-term incentive plans, including but not limited to stock options andrestricted stock, under the terms of such plans as in effect from time to time.

2.3 BENEFITS. During the Term, Employee shall be entitled to the following benefits:

(a) Except as otherwise specified in this Agreement, the fringe benefits that the Company makes generally available to its executive officers, which currently include medical insurance, a Section 401(k) defined contribution employee savings plan, and a non-qualified deferred compensation plan;

(b) Term life insurance coverage, paid for by the Company, in the face amount of the greater of (i) two (2) times an annual amount which is the sum of Employee’s annual base salary under Section 2.1 as in effect from time to time, and the average of Employee’s prior two (2) years’ annual cash bonuses under Section 2.2, and (ii) one million dollars ($1,000,000); provided, however, that the face amount of this coverage shall never decrease;

(c) If Employee becomes eligible to receive payments under the Company’s standard long-term disability (“LTD”) insurance, supplemental LTD insurance coverage, such that the combination of monthly payments from the Company’s standard LTD plan and from this supplemental LTD policy shall equal one twelfth (1/12) of sixty percent (60%) of Employee’s annual base salary as in effect from time to time.

(d) Four (4) weeks of paid vacation each calendar year, pro rated on a daily basis for any period of the Term which is less than a full calendar year.

(e) A car allowance of one thousand five hundred ($1,500) per month, pro rated on a daily basis for any period of the Term which is less than a full month;

(f) If Employee becomes unable to work due to disability, sick leave that covers Employee at full base salary and continued participation in whatever other Company-sponsored pay and benefit arrangements that are in place for Employee immediately prior to such disability, until Employee is eligible for LTD benefits. Any unused sick leave shall not be accumulated or carried over, nor paid for upon termination of this Agreement.

2.4 BUSINESS EXPENSE REIMBURSEMENT. During the Term, the Company shall reimburse Employee for reasonable and necessary out-of-pocket expenses incurred by Employee in performance of services for the Company under this Agreement (e.g. transportation, lodging and food expenses incurred while traveling on Company business), all subject to such policies and other requirements as the Company may from time to time establish for its employees generally. Employee shall maintain such records as will enable the Company to deduct such items as business expenses when computing its taxes.

2.5 WITHHOLDING. Payment of compensation to Employee shall be subject to withholding of such amounts on account of payroll taxes, income taxes and other withholding as may be required by applicable law, rule or regulation of any governmental authority or as consented to by Employee.

SECTION 3 TERM AND TERMINATION PAYMENTS.

3.1 TERM. The Term shall commence effective as of January 10, 2006 and shall continue until the earliest of: (a) the Company’s termination of Employee’s employment as set forth in Section 3.2 of this Agreement; (b) Employee’s termination of employment as set forth in Section 3.3 of this Agreement; or (c) the Employee’s Disability, Death or Retirement, as set forth in Section 3.4 of this Agreement.

3.2 TERMINATION BY COMPANY. The Company may terminate Employee’s employment with Cause effective immediately, or without Cause at any time by giving Employee written notice at least thirty (30) days prior to the effective date of termination; provided, that if such termination of employment is made by the Company without Cause, then Employee shall be entitled to the following severance benefits (the “Severance Benefits”):

(a) a lump sum cash payment equal to two (2) times the Employee’s Base Salary in effect immediately prior to the date of termination. Said payment shall be paid to Employee within ten (10) days of Employee’s execution of the Release (as hereinafter defined);

(b) continuation of the benefits provided pursuant to Section 2.3 (a) and (b) for a period of two (2) years following the date of termination (the “Severance Period”) to the extent permitted by the applicable plans; provided, however, that said benefits shall cease immediately when Employee is next employed with reasonably comparable benefits; and further provided, however, that if Employee elects during the Severance Period to convert Employee’s health coverage under COBRA, then Employee shall pay the Company the same premiums for health coverage that Employee paid prior to electing COBRA and the Company shall pay the balance of the COBRA premiums during the Severance Period; and

(c) All incentive compensation awards including, without limitation, stock options (qualified and non-qualified), restricted stock and other stock-based compensation, shall immediately and automatically become fully vested.

(d) In the event that Section 280G of the Internal Revenue Code, as amended from time to time, shall apply to Employee’s Severance Benefits and Employee’s Severance Benefits shall exceed the 2.99x limit set forth in said Section 280G (the “280G Limit”), then the Company shall provide Employee a Section 280G tax gross-up payment, subject to a maximum payment of one-sixth (1/6) of the aggregate amount of the 280G Limit.

Employee’s eligibility, both initially and ongoing, to receive the foregoing Severance Benefits shall be conditioned on Employee having first signed a release agreement, in the form attached as Exhibit A (the “Release”).

Notwithstanding anything contained in this Agreement to the contrary, under no circumstances shall Employee have any duty or obligation to mitigate the amount of Severance Benefits due under this Agreement.

3.3 TERMINATION BY EMPLOYEE. Employee may terminate employment with the Company with or without Good Reason effective at any time by giving the Company written notice at least thirty (30) days prior to the effective date of termination; provided, however, that if Employee seeks to terminate employment for Good Reason, then Employee shall give the Company: (a) written notice no more than fifteen (15) days from the date when Employee first became aware that Good Reason has taken place (or else Employee forfeits the right to terminate employment for Good Reason) and (b) the opportunity, for no less than thirty (30) days from the effective date of Employee’s written notice to the Company, to cure the purported situation that gave rise to Good Reason. In the event of termination by Employee without Good Reason, Employee shall not be entitled to any compensation or benefits following the effective date of termination of employment, except as expressly provided under the terms of the Company’s applicable plans and policies. In the event of termination by Employee for Good Reason and after the Company shall have failed to cure, then Employee shall be entitled to the Severance Benefits set forth in Section 3.2 above.

3.4 TERMINATION BY DEATH, DISABILITY OR RETIREMENT. Employee’s employment shall terminate automatically upon the earliest of Employee’s death and, to the extent permitted by law, Disability and Retirement. In the event that Employee’s employment is terminated by death, Disability or Retirement, then the Company shall pay all compensation and benefits to which Employee is entitled up to the date of such termination. Thereafter, all obligations of the Company shall cease. A termination by death, Disability or Retirement shall not constitute: (a) a termination by the Company without Cause for purposes of Section 3.2 above or (b) a termination by Employee for Good Reason for purposes of Section 3.3 above. Nothing in this section shall affect Employee’s rights under any Company plan in which Employee is a participant.

SECTION 4 CONFIDENTIALITY.

4.1 CONFIDENTIAL INFORMATION. Employee shall not at any time, during the period of employment with the Company or thereafter, except as required in the course of employment with the Company or as authorized in writing by the Board of Directors, directly or indirectly use, disclose, disseminate or reproduce any Confidential Information or use any Confidential Information to compete, directly or indirectly, with the Company. All notes, notebooks, memoranda, computer program and similar repositories of information containing or relating in any way to Confidential Information shall be the property of the Company. All such items made or compiled by Employee or made available to Employee during the Term, including all copies thereof, shall be delivered to the Company by Employee upon termination of the Term or at any other time, upon request of the Company.

4.2 PROPRIETARY INFORMATION OF OTHERS. Employee shall not use in the course of employment with the Company, or disclose or otherwise make available to the Company, any information, documents or other items which Employee may have received from any prior employer or other person and which Employee is prohibited from so using, disclosing or making available by reason of any contract, court order, law or other obligation by which Employee is bound.

4.3 EQUITABLE RELIEF. Employee acknowledges that: the provisions of this Section 4 of the Agreement are essential to the Company; the Company would not enter into this Agreement if it did not include such provisions; the damages sustained by the Company as a result of any breach of such provisions cannot be adequately remedied by damages; and, in addition to any other right or remedy that the Company may have under this Agreement by law or otherwise, the Company will be entitled to injunctive and other equitable relief to prevent or curtail any breach of any such provisions.

SECTION 5 DEFINITIONS.

Whenever used in this Agreement with initial letters capitalized, the following terms shall have the following meanings:

“BOARD OF DIRECTORS” means, unless otherwise specified, Quantum Fuel Systems Technologies Worldwide, Inc.’s Board of Directors.

“CAUSE” means (i) Employee’s conviction of a felony crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Employee willfully engaging in fraud or embezzlement; (iii) Employee’s commission of a material breach of this Agreement, which breach is not cured within ninety (90) days after written notice to Employee from the Company.

“CEO” means the Chief Executive Officer of the Company.

“CHANGE OF CONTROL” means a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Company.

“COMPENSATION COMMITTEE” means the Compensation Committee of the Board of Directors.

“CONFIDENTIAL INFORMATION” means information not generally known relating to the business of the Company or any third party that is contributed to, developed by, disclosed to, or known to Employee in the course of employment by the Company, including but not limited to customer lists, specifications, data, research, test procedures and results, know-how, services used, computer programs, information regarding past, present and prospective plans and methods of purchasing, accounting, engineering, business, marketing, merchandising, selling and servicing used by the Company.

“DISABILITY” means that Employee becomes eligible for the Company’s long-term disability benefits or, in the sole discretion of the Company, Employee is unable to carry out Employee’s executive responsibilities by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve-month period.

“FISCAL YEAR” means the Company’s fiscal year for financial accounting purposes as in effect from time to time, which is currently a fiscal year ending on April 30.

“GOOD REASON” means the occurrence of any of the following events or conditions, unless consented to by Employee or cured by the Company: (a) a change in Employee’s status, title, position or responsibilities which represents a material adverse change from Employee’s status, title, position or responsibilities as in effect at any time during the Term; provided, however, that if after a Change in Control, Employee retains substantially the same status, title, position and responsibilities that Employee had prior to the Change in Control but Employee is serving as the Chief Financial Officer of the Company as a subsidiary or division of another entity, then Good Reason shall not have occurred; (b) a reduction in Employee’s base salary to a level below that in effect at any time during the Term; (c) requiring Employee to be based at any place outside a fifty (50) mile radius from Employee’s job location at the time of the execution of this Agreement, except for business-related travel reasonably required for the performance of Employee’s duties as the Company’s Chief Financial Officer; or (d) requiring Employee to undertake business-related travel requirements that are materially greater than the business-related travel requirements as set forth in subsection (c) above and Section 1 of this agreement.

“RETIREMENT” means Employee’s retirement in accordance with the plans and policies of the Company as in effect from time to time and applicable to Employee.

“TERM” means the period during which Agreement is in effect as provided in Section 3.1.

SECTION 6 MISCELLANEOUS.

6.1 COMPLIANCE WITH LAWS. In the performance of this Agreement, each party shall comply with all applicable laws, regulations, rules, orders and other requirements of governmental authorities having jurisdiction.

6.2 NONWAIVER. The failure of any party to insist upon or enforce strict performance by any other of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement shall not be interpreted or construed as a waiver or relinquishment to any extent of such party’s right to consent or rely upon the same in that or any other instance; rather, the same shall be and remain in full force and effect.

6.3 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement, and supersedes any and all prior agreements between the Company and Employee. No amendment, modification or waiver of any of the provisions of this Agreement shall be valid unless set forth in a written instrument signed by the party to be bound thereby.

6.4 APPLICABLE LAW AND VENUE. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of California, and venue for any action arising out of this Agreement shall be in the federal or state courts in Orange County, California.

6.5 SURVIVAL. Section 4, together with all other provisions of this Agreement which may reasonably be interpreted or construed to survive any termination of the Term, shall survive termination of the Term.

6.6 ATTORNEYS’ FEES. In the event any suit or proceeding is instituted by any party against another arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and expenses of litigation; provided, however, that in the event of the settlement of any suit or proceeding, the parties shall bear their own attorneys’ fees and expenses of litigation.

6.7 SEVERABILITY. If any term, provision, covenant or condition of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, then the remainder of this Agreement shall remain in full force and effect.

6.8 HEADINGS. The headings and captions of this Agreement are provided for convenience only, and are not intended to have any effect upon the interpretation or construction of the Agreement.

6.9 NOTICES. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and personally delivered to Employee or by registered or certified mail to Employee’s residence (as noted in the Company’s records), or if personally delivered to the Company’s Corporate Secretary at the Company’s principal office.

EMPLOYEE:	QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

/s/ W. Brian Olson	/s/ Alan P. Niedzwiecki
William Brian Olson	Alan P. Niedzwiecki
President and Chief Executive Officer

EXHIBIT A

FORM OF RELEASE CERTIFICATE

(“You”) and Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) have agreed to enter into this Release Certificate on the following terms:

Within ten (10) days after you sign this Release Certificate (which you may sign no sooner than the last day of your employment with the Company), you will become eligible to receive the Severance Benefits in accordance with the terms of your Employment Agreement with the Company.

In return for the consideration described in the Employment Agreement, you and your representatives completely release the Company, its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers and employees (the “Released Parties”) from all claims of any kind, known and unknown,1 which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims arising from your employment or the termination of your employment, with the exception of Severance Payments as outlined in Section 3.2, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”). By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act, and any other comparable state or local law, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional misrepresentation, defamation and any claims for attorneys’ fees. You also agree not to initiate or cause to be initiated against any of the Released Parties any lawsuit, compliance review, administrative claim, investigation or proceedings of any kind which pertain in any manner to the Released Claims.

You acknowledge that the release of claims under the Age Discrimination in Employment Act (“ADEA”) is subject to special waiver protection. Therefore, you acknowledge the following: (a) you have had twenty-one (21) days to consider this Release Certificate (but may sign it at any time beforehand, if you so desire); (b) you can consult an attorney in doing so; (c) you can revoke this Release Certificate within seven (7) days of signing it, by sending a certified letter to that effect to the Company’s Chief Executive Officer; and that (d) notwithstanding the foregoing, the portion of this Release Certificate that pertains to the release of claims under ADEA shall not become effective or enforceable and no funds shall be exchanged until the seven (7)-day revocation period has expired, but that all other provisions of this Release Certificate shall become effective upon its execution by the parties.

[1]	You further agree that because this Release Certificate specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code or under any other comparable law of another jurisdiction that limits a general release to claims that are known to exist at the date of this release. Section 1542 of the California Civil Code states as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The parties agree that this Release Certificate and the Employment Agreement contain all of our agreements and understandings with respect to their subject matter, and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Release Certificate or the Employment Agreement as having continued effect. It is agreed that this Release Certificate shall be governed by the laws of the State of California. If any provision of this Release Certificate or its application to any person, place or circumstance is held by a court of competent jurisdiction to be invalid, unenforceable or void, then the remainder of this Release Certificate and such provision as applied to other person, places and circumstances shall remain in full force and effect.

Notwithstanding anything contained in this Release Certificate to the contrary, the Company acknowledges and agrees that Employee is not releasing the Company from any claims for indemnification that Employee may have against the Company arising from or related to Employee’s status as an officer of the Company whether such rights to indemnification arise from the Company’s Articles of Incorporation, Bylaws or by statute, contract or otherwise.

Please note that this Release Certificate may not be signed before the last day of your employment with the Company, and that your eligibility for severance benefits is conditioned upon meeting the terms set forth in your Employment Agreement.

Date:
Employee

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By:	Date:
Name:
Title: